Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2024 relating to the financial statements of Freshworks Inc., and the effectiveness of Freshworks Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Freshworks Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 10, 2024